Exhibit 10.36

July 17, 2024 (“Effective Date”)

Kadimastem Ltd.

Pinchas Sapir 7, Weizmann Science Park Nes-Ziona, Israel

For the attention of: Executive Chairman & President

Dear Mr. Twito,

Agreement for the provision of Manufacturing services

Kadimastem (TASE: KDST) (“Client”) is a bio-pharmaceutical company developing regenerative medicine therapies derived from Human Embryonic Stem Cells (hESCs) and has requested that Pluri Biotech Ltd. with registered office at Matam Park Building 5, Haifa 3508409v (“Pluri”) provide proposals for the knowledge and material provision and manufacturing of non-clinical-grade and clinical-grade batches of the product IsletRx, for Phase I clinical studies and of the product AstroRx, for Phase II clinical studies.

The Scopes of Work (SOW) attached at Schedule 1 and 2 to this Letter set out the details of the project that Pluri will carry out for the Client. Schedule 3 to this Letter sets out the Terms & Conditions on which the services set out in the SOWs will be provided to Client by Pluri. This Letter, together with Schedules 1, 2 and 3, shall form the agreement between Client and Pluri.

Project Planning and Initial Work

Upon signature of this letter, work will commence on Stage 1 of SOW 1 and Stage 1 of SOW 2 (“Provision of knowledge to Pluri”) and on “Kadimastem storage and Materials handling” as per Periodic service fees.

After the work on stage 1 from each program is completed, work on both SOW 1 and SOW 2 will be paused until the parties agree to recommence work, or to terminate.

1

For avoidance of doubt, during the pause period and before recommencing of additional stages upon agreement, Kadimastem shall continue to pay the storage and Materials handling fees only and no project management fee shall apply.

Any agreement to re-start one or both work programs thereafter shall be made in writing by the parties and shall be subject amongst others to the availability of capacity within Pluri’s facilities.

Payment and Pricing

Payment shall be made as follows:

●	Stage 1 SOW 1 and stage 2 SOW2 upon agreement in writing of the final discount and form of payment within 30 days of signature of this contract.

●	Periodic Service Fees

o	Project management for an initial one month - upon signature of this contract and thereafter monthly in advance.

o	Storage and material handling for initial 12 months - upon signature of this contract and thereafter monthly in advance.

o	Periodic retraining of the team- for every 6 months in advance.

WP	Summary Of Deliverables	Total Price ($)
#1	● Provision of IsletRx & AstroRx knowledge to Pluri’s labs ● 12-month Storage of 30 boxes in LN ● 1 month project management X 2	69,000

*Within 30 days of signature of this contract, Client and Pluri will agree on the final discount percentage for WP #1, and the form of payment that shall be either in form of cash or of shares and/or warrants of the Client in the value of the cash, or a combination thereof, in accordance with applicable law and rules of the applicable stock exchange.

2

Payment for other future stages following restart of either SOW shall be agreed separately prior to restarting of relevant stage and will be according to the attached terms and conditions unless otherwise mutually agreed in writing. Prices for all other stages are valid for 12 months from June 30th, 2024, thereafter Pluri reserves the right to amend prices at its discretion according to reasonable changes in costs or other economic factors in accordance with market prices. Both parties agree to discuss and negotiate in good faith any changes to the costs or timings of the programs, and the timing of the re-start of both programs.

It is agreed that with respect to the next stages, and as a condition precedent therefor, Pluri and Client will agree and sign upon separate terms and conditions which will become an integral part of the agreement between the parties for such next stages as well as a quality/technical agreement before initiating any work by Pluri with respect to the next stages.

Kadimastem has provided process and assay information for IsletRX and AstroRX manufacture. This proposal is based on that information and on discussions between the parties; Pluri reserves the right to amend this proposal based on material new information.

Timelines are estimated based on current information and subject to Kadimastem providing the required data and know-how for the provision of the Services. Project timelines may change for many reasons, such as external factors, new results and actions and decisions of Kadimastem. Kadimastem further recognizes that Pluri has no first-hand experience in growing Kadimastem products and of using Kadimastem processes and assays with those products, and that the timelines and deliverables of these programs may be adjusted in the light of data and experience gathered during the technology and assay transfer phases (stages 2 and 3 in both SOWs) indicated.

The fact that the projects are conduced in a non continuous manner and that there is an agreed pause after the completion of work on stage 1 for each program, can have effect on timelines and on the feasibility of achievement of the next stages. In the event Kadimastem decides not to proceed with PluriCDMO for additional stages following Stage 1 of SOW 1 and SOW 2, and Kadimastem requests Pluri to train another CDMO or any other party, an additional price shall be negotiated in good faith aligned with market prices.

Pricing is offered without raw materials at this stage. If the Parties agree in wiritng that the Raw materials should be acquired by Pluri, Kadimastem will be charged separately and in advance, with a 15% handling fee. All Raw materials and client materials will be subject to testing according to Pluri’s quality systems and any other mutually agreed quality systems and to regulatory and safety requirements, and Pluri reserves the right at its sole discretion to refuse to admit material of any kind to its facilities until the Pluri’s and any other mutually agreed quality requirements are met.

I would be grateful if you could sign this Letter where indicated below to acknowledge and agree to the terms of this Letter, including its Schedules.

3

For and on behalf of:	For and on behalf of

Pluri Biotech Ltd.	Kadimastem Ltd.

/s/ Yaky Yanay	/s/ Ronen Twito
Signature:	Signature

Printed Name: Yaky Yanay	Printed Name: Ronen Twito, CPA

Title: CEO & President	Title: Executive Chairman & President

Date: July 17, 2024	Date: July 17, 2024

/s/ Asaf Shiloni
Signature

Printed Name: Asaf Shiloni

Title: CEO

Date: July 17, 2024

Schedule 1 – Scope of Work 1

Client: Kadimastem Ltd.

Client contact (email): ronentw@kadimastem.com

Project title: IsletRx

Project Number: KS01

Pluri contact: Katty Beshara-Dowery [kattyb@pluri-biotech.com], Andy Lewin

[andy.lewin@pluri- biotech.com]

Commencement date: July 17,2024

Scope of work

Stage	Activity & Deliverables	Expected Duration	Unit	No. of units	Unit cost ($)	Total cost ($)
Pre-IND
1. Provision of Knowledge to Pluri’s labs	● BOM establishment ● Development Batch Records establishment ● Team training	1 Month	Fix			25,000
2. Provision of Knowledge, Client Materials and execution of Non GMP batches	● Materials receipt, Kit preparation ● Execution by Production employees ● QC In process Control ● Batch record review	3 Months *Not including lead time for raw materials and disposables	Batch	3	14,250	42,750

Stage	Activity & Deliverables	Expected Duration	Unit	No. of units	Unit cost ($)	Total cost ($)
3. Provision of Analytical methods	● Cell counting & Viability tests ● Identity test ● Potency test * Counting method and Kadimastem counting device shall be provided to Pluri	2 months	Fix			15,600
4. QC Tests For non GMP batches	● Cell counting and Viability tests ● Identity test ● Potency test ● Sterility tests HYLABS (Direct method only)	6 weeks per batch	Batch	3	5,800	17,400

Readiness for clinical manufacturing

5. Technology transfer To GMP facility	● Gap analysis for GMP manufacturing ● BOM establishment ● Master Batch Records and documentations ● Team qualification	1 months *Not including lead time for raw materials and disposables	Fix			63,100
6. Sterility Method Validation by External lab	Method Validation (Direct method only) Protocol, execution, and report	*As per planning with the lab. Usually takes 6-8 weeks	Fix			8,200
7. Method qualification	● Method qualification ● Documents establishment ● Protocol, BOM establishment, report	8 weeks	Fix			18,400

Stage	Activity & Deliverables	Expected Duration	Unit	No. of units	Unit cost ($)	Total cost ($)
8. Engineering run (ENG) in the clean room	● Materials receipt, QA approval, Kit preparation ● Execution by Production employees ● QC In process Control ● Production manager and QA supervision ● EM sampling, incubation, results and Report ● Clean room sanitization, including cost of cleaning agents, HVAC handling and control periodic testing and provision of filters per regulations. Environmental monitoring and reporting	46 days per batch *2 up to 2.5 months if performed in parallel	Batch	3	82,800	248,400
9. QC Tests GMP Engineering run (ENG)	● Cell counting and Viability tests ● Identity test ● Potency test ● Sterility tests HYLABS (Direct method only)	6 weeks per batch	Batch	3	5,800	17,400
10. Media Fill Establishment	● Media Fill SOPs and Protocols ● Quality review of all the required documents	1 month	Fix			7,100

Stage	Activity & Deliverables	Expected Duration	Unit	No. of units	Unit cost ($)	Total cost ($)
11. Media Fill	● Materials receipt, QA approval, Kit preparation ● Execution by production employees ● Production manager & QA supervision ● EM sampling, incubation, results and documentation ● Batch records review Media Fill Report ● Media fill samples incubation and testing by QC ● Media fill report	46 day/ media fill 2 Up to 2.5 months if performed in parallel. * The Media fill cost is calculated based on 15 activities in 46 days assuming worst case simulations will reduce number of activities for media fill ** Initially 3 process media fill batches and then routinely according to regulation	Batch	3	55,300	165,900
Phase I clinical trial

Stage	Activity & Deliverables	Expected Duration	Unit	No. of units	Unit cost ($)	Total cost ($)
12. Clinical batch manufacturing	Materials receipt, QA approval, Kit preparation Execution by Production employees QC In process Control Production manager and QA supervision EM sampling, incubation, results and Report Clean room cleaning, including cost of cleaning agents, HVAC handling and control periodic testing and provision of filters per regulations. Environmental monitoring and reporting	46 days per batch	Batch	1	82,800	82,800
13. QC Tests Clinical batches	● Cell counting and Viability tests ● Identity test ● Potency assay ● Sterility tests at HYLABS (Direct method only) ● CoA per batch	6 weeks per batch	Batch	1	5,800	5,800

(1) Sterility tests @ HYLABS

Schedule 2 – Scope of Work 2

Client: Kadimastem Ltd.

Client contact (email) : ronentw@kadimastem.com

Project title: AstroRx

Project Number: KS02

Pluri contact: Katty Beshara-Dowery [kattyb@pluri-biotech.com], Andy Lewin [andy.lewin@pluri- biotech.com]

Commencement date: July ,2024

Scope of work

Stage	Activity & Deliverables	Expected Duration	Unit	No. of units	Unit cost ($)	Total cost ($)
Technology Transfer
1. Provision of Knowledge to Pluri’s labs	● BOM establishment ● Development Batch Records establishment ● Team training	1 Month	Fix	1	25,000	25,000
2. Provision of Knowledge, Client Materials and execution of Non GMP batches	● Materials receipt, Kit preparation ● Execution by Production employees ● QC In process Control Batch record review	2.5-month Months *Not including lead time for raw materials and disposables	Batch	3	14,000	42,000

Stage	Activity & Deliverables	Expected Duration	Unit	No. of units	Unit cost ($)	Total cost ($)
3. QC Tests for Non GMP batches	● Cell counting and Viability tests ● Flow cytometry ● Potency test ● Sterility ● Endotoxine ● Mycoplasma	6 weeks per batch	Batch	3	14,600	143,800
4. Technology Transfer for GMP manufacturing	● Gap analysis for GMP manufacturing ● BOM establishment ● Master Batch Records and documentations ● Employee training and qualification for Kadimastem process (6 workers)	4 Months	Fix	1	34,850	34,850
5. Tech Transfer batches	● 3 Tech Transfer batches (Mock batches) ● EM Release & report	2 Months	Batch	3	62,600	187,800
6. Technology Transfer for QC method	● Tech transfer includes study, solutions adjustment for samples preparation, protocol creating in device, performing in Pluri accompanied by KadimaStem employees ● Counting + Viability ● Flow cytometry ● Potency Eliza	6-8 weeks	Fix	1	27,000	27,000

Stage	Activity & Deliverables	Expected Duration	Unit	No. of units	Unit cost ($)	Total cost ($)
7. QC Establishing Documents + BOM	QC Establishing Documents + BOM includes method instructions, forms for results reporting, excel for calculation (not validated)	1 Month	Fix	1	3,950	3,950
8. QC Tests - Tech Transfer batches	● Counting + Viability ● Flow cytometry ● Potency Eliza ● Sterility ● Endotoxine ● Mycoplasma	6 weeks per batch	Batch	3	14,600	43,800
9. QA – Tech transfer Batch review	Batch records review CoA review and approval	2 weeks	Batch	3	5,200	15,600
Clinical Batch Manufacturing
10. Media Fill Establishment	● Media Fill SOPs and Protocols ● Quality review of all the required documents	1 Month	Fix			7,800
11. Media Fill - Process	● Materials receipt, QA approval, Kit preparation ● Execution by production employees ● Production manager & QA supervision ● EM sampling, incubation, results and documentation ● Batch records review Media Fill Report	2 months	Batch	3	78,500	235,500

Stage	Activity & Deliverables	Expected Duration	Unit	No. of units	Unit cost ($)	Total cost ($)
	● Media fill samples incubation and testing by QC ● Media fill report
12. Clinical batch	● Materials receipt, QA approval, Kit preparation ● Execution by Production employees ● QC In process Control ● Production manager and QA supervision ● EM sampling, incubation, results and Report ● Clean room cleaning, including cost of cleaning agents, HVAC handling and control periodic testing and provision of filters per regulations. Environmental monitoring and reporting	41	Batch	1	66,000	66,000
13. QC Tests - Clinical batches	● Counting + Viability ● Flow cytometry ● Potency Eliza ● Sterility ● Endotoxine ● Mycoplasma	6 weeks per batch	Batch	1	14,600	14,600
14. QA - Batch review	Batch records review Deviations (if relevant) EM report CoA review and approval	2 weeks	Batch	1	10,600	10,600

Periodic Service Fees- Applies for WP1

Service	Price ($)	Remarks
1. Periodic retraining of the team	4000/per project	● Repeat team qualification every 6 months needed to maintain state of qualification ● Review of batch records and procedures Practicing key procedures from the process
2. Project management	3,800/per project

● Coordinate with customer- regular meetings/ calls

● Lead project team

● Ensure on-time delivery of project activities and associated reports & deliverables

The price of this stage for a 1-month duration Total price

will reflect actual duration and number of projects.

3. Routine disposables & Maintenance for QC	850	The price of this stage for a 1-month project duration. Total price will reflect actual duration
4. Storage and material handling (“Stored Materials”)	X*

According to project needs and pricing below:

● Disposables 100$/ 10m2/Month

● Controlled temperature (40c, -200c, -800c) 275$/Shelf/Month

● Liquid Nitrogen storage 32$/Box/Month

● Medical waste disposal 60$/unit/month

Total price will reflect actual duration and storage condition

X*As per future agreed work plan

Schedule 3 - Terms and Conditions

1	Services

1.1	This agreement between Pluri Biotech Ltd. (“Pluri”) and the Client (the “Parties”) is comprised, in descending order of precedence in the event of any conflict or ambiguity, of the proposal letter, the Scopes of Work in Schedule 1 & 2, and these Terms and Conditions (together, the “Agreement”). Pluri shall perform the services as specified in the Scope of Work (the “Services”).

1.2	Client shall, at Client’s sole cost, provide Pluri promptly with all Know How, information, techniques, software, material and data, starting materials and/or cell lines that is required for Pluri to undertake the applicable Services, which may be more particularly described in the Scope of Work (“Client Materials”). Client shall always retain title to Client Materials.

1.3	Prior to sending any Client Materials to Pluri, Client shall, at Client’s sole cost and expense: (a) supply Pluri with full details of all relevant and available safety information relating to the hazards, use, storage and handling of the Client Materials; (b); notify Pluri of any unusual health or environmental occurrence relating to the Client Materials, including but not limited to any claim or complaint by any third party; and (c) inform Pluri whether the Client Materials: (i) are free of any contamination, including, but not limited to, HIV, HCV, HBV and mycoplasma; or (ii) have been tested for contamination. Nothing in this Agreement shall require Pluri to accept any Client Materials where such Client Materials do not comply with Pluri’s internal policies and requirements.

1.4	Client Materials not used or destroyed during the performance of the Services remain the property of Client and shall be retained by Pluri for any agreed term in writing and thereafter will be returned to Kadimastem at Kadimastem’s cost.

1.5	Pluri may retain copies of any reports provided to Client as part of the Services (including interim and/or draft reports) for its records. Subject to the provisions of this Agreement (including, without limitation, clause Error! Reference source not found.) any report produced for Client shall be the property of Client.

1.6	Neither Party shall use the name, trademarks, logos or insignias of the other Party without the other Party’s prior written approval.

1.7	Pluri shall perform the applicable Services and deliver the BOM and development batch record created or generated in connection with such performance, in compliance with all applicable laws, and in accordance with this Agreement and the applicable Statements of Work.

1.8	Pluri shall suitably store and maintain any Client Materials subject to and in accordance with mutually agreed requirements.

2	Costs and Payment

2.1	Client shall make all payments to Pluri required under this Agreement within thirty (30) days of receipt of an invoice from Pluri. All payments due to Pluri under this Agreement shall be made in the currency stated in the invoice, subject to withholdings, if and when applicable, unless a valid withholding exemption is presented.

2.2	All sums payable under this Agreement are exclusive of any VAT which, where applicable, shall be payable by Client in addition to any sum in respect of which they are applicable.

3	Confidentiality

The Parties agree that the terms of the Mutual Confidentiality Agreement entered between them on December 25, 2023 (“MNDA”) shall continue to bind the Parties in accordance with its terms, which are incorporated herein by reference with respect to any exchange between them and use of Confidential Information of each Party hereunder for the purposes of this Agreement.

4	Representation, Warranties and Liability

4.1	Each Party represents and warrants that it is free to enter into this Agreement in its own right and that:

4.1.1	there are no rights exercisable by or obligations owed to any third party which may restrict or prevent the observance of its obligations or the performance of its duties hereunder; and

4.1.2	it is not under any obligation, contractually or otherwise, to any third party that conflicts with or is inconsistent with any term of this Agreement.

4.2	Pluri represents and warrants that: (a) it shall perform all applicable Services in a professional manner, with due care and in accordance with acceptable standards; (b) it shall perform and document each Service in accordance herewith, and with all applicable laws; (c) that the Services as delivered, shall conform to the applicable Statement of Work; and (d) that the Services shall not include any infringing intellectual property.

Kadimastem represents that the Client Materials do not include an infringing intellectual property.

4.3	All implied warranties are hereby excluded to the extent permitted by law.

Client shall indemnify and hold harmless Pluri and its Affiliates and the officers, directors, employees, consultants and agents of Pluri and its Affiliates from and against any and all liability, proceedings, costs, claims, damage, loss or expense suffered or resulting from any handling or storage of Stored Materials as defined in the Periodic Service Fees- Applies for WP1 including its content, except due to Pluri’s grossly negligent, wilful or intentional misconduct breach of this Agreement with respect to the mutually agreed specifications for storage of such Stored Materials. .

4.4	Neither Party (nor where applicable their Affiliates) shall be liable for any loss of profit, opportunity, or for any special, incidental, punitive, indirect or consequential losses, in each case whether in contract, tort, negligence, breach of statutory duty, or otherwise, except in the case of fraud or any intentional breach.

4.5	The total aggregate liability of Pluri and its Affiliates for any and all claims (whether in contract, tort, negligence, breach of statutory duty, under an indemnity, for any strict liability or otherwise) in connection with, arising out of or pursuant to the Services, other than for any fraud, wilful misconduct breaches by Pluri of the confidentiality obligations hereunder and/or Kadimastem’s intellectual property rights in the Client Materials and/or Client Confidential Information, shall not exceed, in the aggregate, an amount actually paid by Kadimastem therefor.

5	Term and Termination

5.1	This Agreement shall commence on the Effective Date, and unless terminated earlier in accordance with the terms of this Agreement, continue in full force and effect until the completion of the Services. If, for any reason, the Services are not completed within twelve (12) months from the date of this Agreement then, unless the Parties agree otherwise in writing, this Agreement shall automatically terminate on the first anniversary of the Effective Date.

5.2	Either Party may terminate this Agreement effective immediately by written notice to the other Party in the event:

5.2.1	of the material breach by the other Party of any of the obligations hereunder which if it can be remedied remains un-remedied on the expiry of 30 days after receipt by the Party in breach of written notice from the other specifying the breach and the action required to remedy the same; or

5.2.2	that the other Party:

(a)	files for protection under bankruptcy or insolvency laws;

(b)	makes an assignment for the benefit of creditors generally;

(c)	appoints or suffers appointment of a receiver or trustee over substantially all of its property that is not discharged within ninety (90) days after such filing;

(d)	proposes or is a party to any dissolution or liquidation (other than for the purpose of a solvent amalgamation or reconstruction);

(e)	files a petition under any bankruptcy or insolvency act or has any such petition filed against it that is not discharged within sixty (60) days of filing thereof; or

(f)	ceases for any reason to carry on business.

5.3	Client may terminate this Agreement following 90 days of Effective Date and prior to its expiration without cause by providing Pluri with at least thirty (30) days’ written notice. For avoidance of any doubt, Client shall not be entitled in such case for any reimbursement of paid fees.

5.4	Upon any termination of this Agreement or cancellation of all or any portion of the Services:

5.4.1	Customer shall pay all sums earned by Pluri by the date of such termination or cancellation including but not limited to in respect of any non-cancellable and pre- approved expenses incurred by Pluri prior to such termination or cancellation; and

5.4.2	following payment of such sums under clause 5.4.15.4.1, Pluri shall promptly destroy or deliver to Client at Client’s discretion and cost all materials and information supplied by Client in connection with the terminated Services. Following termination of this Agreement or cancellation of all or any portion of the Services, Client shall not be entitled to make any use of any Pluri Confidential Information which it may have obtained pursuant to this Agreement

5.5	Following termination or expiry of this Agreement any clauses which expressly or impliedly continue to have effect after termination shall survive termination or expiry.

6	Force Majeure

6.1	No Party to this Agreement shall be liable to the other nor held to be in breach of this Agreement for any delays or failures in performance of this Agreement that result from subsequent circumstances beyond the reasonable control of that Party including, without limitation, industrial action, strikes, lock-outs, labour disputes, act of God, war, riot, civil commotion, terrorism, epidemic disease, malicious damage, government actions or omissions, denial of use of any necessary port and airport facilities, failures of power and fuel supplies, fire, flood, storm or earthquake (a “Force Majeure Event”).

6.2	.The Party affected by the Force Majeure Event shall promptly notify the other Party in writing of the Force Majeure Event and its effect on its ability to perform its obligations; and use commercially reasonable efforts to (i) mitigate the effect of such Force Majeure Event; (ii) continue to perform its obligations under this Agreement (where possible); and (iii) remedy its inability to perform and limit damages to the other Party; and resume performance of its obligations when the Force Majeure Event is cured and it is able to do so, and promptly notify the other Party of the same.

Notwithstanding anything to the contrary herein, if a Force Majeure Event prevents a Party from performing its obligations for a period of at least two (2) months, then the other Party may terminate this Agreement upon delivery of not less than fifteen (15) days written notice to the affected Party.

7	General

7.1	These terms and conditions together with the Annexes hereof and the Scope(s) of Work constitute the entire agreement and understanding between the Parties in relation to the Services and supersede any and all prior oral and written understandings, arrangements, representations or agreements between them with respect to the subject matter of this Agreement. Each Party acknowledges that it has not entered into this Agreement on the basis of any warranty, representation, statement, agreement or undertaking except those expressly set out in this Agreement.

7.2	If the whole or any part of any provision of this Agreement is deemed by a court of competent jurisdiction or arbitration to be illegal, void, invalid, or unenforceable under the law of any jurisdiction the same shall, to the extent required, be deemed severable from the remainder of this Agreement and deleted and shall not affect the validity or enforceability of the remainder of this Agreement.

7.3	Neither Party may assign its rights under this Agreement in whole or part to any third party (including any of its Affiliates) without the prior written consent of the other Party.

7.4	Only the Parties and their successors and permitted assignees shall have a right to enforce any provision of this Agreement and no other person shall have any rights to enforce a term of this Agreement which confers a benefit on that person.

7.5	This Agreement shall not be capable of modification in any way whatsoever other than by the written and signed consent of both Parties.

7.6	This Agreement and all matters relating to the Services shall be governed by and in accordance with the laws of the State of Israel and any dispute between the Parties concerning thereof, including the validity, construction, performance, enforcement, and termination of this Agreement shall be exclusively resolved by the competent courts in Tel Aviv, Israel.